BUZZFEED	111 E. 18th St. New York, NY 10003 Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

June 19, 2021

Christian Baesler

Dear Christian,
This offer is contingent on the closing of the acquisition (the “Acquisition”) by BuzzFeed, Inc. (“Buzzfeed” or the “Company”) of Complex Media, Inc. (“Complex Media”), and if you accept, this offer of employment (this “Offer Letter”) would take effect as of the closing of the Acquisition (the “Closing Date”). The terms of your employment would be as follows:
1.Position. Your title will be Chief Executive Officer of Complex Networks and you will report to the Company’s President, Michael Del Nin. The Company intends to appoint you to the role of Chief Operating Officer of the Company or another senior executive role acceptable to you at the Company prior to the first anniversary of the Closing Date; provided that the Company’s failure to do does not constitute a breach of this Offer Letter or any agreement between you and the Company. This is a full-time position based in New York, NY. By signing this Offer Letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule, and subject to all withholdings and deductions as required by law.

In addition, you will be eligible to earn Bonus Compensation for each calendar year based on targets determined by the Company; your target Bonus Compensation per year will initially be 60%. Any 2021 Bonus Compensation shall be prorated based on the number of days worked at Complex before the close and the number of days worked at BuzzFeed following the Closing Date in the 2021 calendar year. Bonus Compensation will be determined through a combination of overall BuzzFeed performance and your own individual performance against goals and competencies determined by your manager. BuzzFeed reserves the right to determine the extent to which the Bonus is paid. Bonus Compensation is to be paid annually within 75 days after the close of the calendar year to which it relates, subject to your remaining employed by the Company through the date of payment. Determinations as to the achievement of Bonus Compensation targets will be in the sole discretion of the Company. The determinations of the Company’s Board of Directors with respect to your Bonus Compensation will be final and binding.

Your salary and Bonus Compensation structure will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental. In addition, we provide a 401(k) retirement plan. You will be automatically enrolled in the pre-tax 401(k) plan at 3% in a Vanguard Institutional Target Retirement Fund with the target date closest to the year in which you will reach age 65. More detailed information, including how to opt out or change your contribution amount, will be provided to you when you start. In addition, you will be entitled to accrue three weeks’ vacation annually in accordance with the Company’s vacation policy (including the Company’s standard accrual maximums), as in effect from time to time. You will also be covered by the Company’s sick leave policies.

4.    Restricted Stock Units.
Initial Award. Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, you will be granted a Restricted Stock Unit to acquire 2,250,000 shares of the Company’s Common Stock (the “RSUs”). Unlike traditional stock options, you do not need to pay any exercise price for the shares of the Company’s Common Stock subject to the RSUs; rather, the shares will be delivered to you as a component of your compensation if and when they become vested. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement (the “RSU Agreement”). Generally stated, you will vest in one third of the RSUs after 12 months of continuous service, measured from the Closing Date, and the balance will vest in equal quarterly installments over the next 24 months of continuous service, as described in the RSU Agreement.

Annual Award. Beginning in 2022, you will also be eligible for an annual equity award to be granted, under the Plan, in connection with a new Long-Term Incentive Program (“LTIP”) of the Company to be established by the Board or its Compensation Committee. The annual award may be a combination of options, RSUs and/or performance stock units, will have a proposed grant date value of $900,000 and will vest over a three-year period measured from the date of grant. The specific terms and conditions of such annual award (including vesting terms and conditions) will be determined by the Board or its Compensation Committee in accordance with the LTIP under the 2021 Plan. Subject to approval of the Board, you will receive the initial annual award in the first quarter of 2022.

5.    Complex Media LTIP. Following the Closing Date, you will remain eligible under the Complex Media, Inc. Long-Term Cash Incentive Plan (“CM LTIP”) to receive (i) $950,000 (the “2019 LTIP Payment”) in accordance with your award agreement with Complex Media dated as of January 1, 2019 (the “2019 LTIP Agreement”) and (ii) $950,000 (the “2020 LTIP Payment”) in accordance with your award agreement with Complex Media dated as of January 1, 2020 (the “2020 LTIP Agreement” and together with the 2019 LTIP Agreement, the “LTIP Agreements”). Subject to your continued service (x) through December 31, 2021, you will be eligible to receive the 2019 LTIP Payment, and (y) through December 31, 2022, you will be eligible to receive the 2020 LTIP Payment; provided if you are subject to a “Qualifying Termination” (as such term is defined in the LTIP Agreements) you will be eligible to receive the 2019 LTIP Payment and/or the 2020 LTIP Payment, as the case may be, subject to the terms and conditions of the LTIP Agreements. However, the performance metrics set forth in the LTIP Agreements will be eliminated.
6.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (PIIA), a copy of which is attached hereto as Exhibit A.
7.    Employment Relationship. You are critical to the Acquisition. Accordingly, Buzzfeed is relying on your commitment to remain actively employed for at least three years after the Closing Date and it is a material element to Buzzfeed’s willingness to complete the Acquisition that you enter into this Offer Letter. However, employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Offer Letter. You agree to provide Buzzfeed with at least three months written notice before resignation of your employment for any reason or no reason. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). You will be eligible to be a participant of the Company’s Change in Control and Severance Plan (the “Severance Plan”) which will specify benefits you may become eligible for under certain qualifying termination of your employment, such Severance Plan shall not affect any of your rights under the Complex LTIP Agreements. At a minimum, the Severance Plan will provide you with the following benefits for a Qualifying Termination: (A) in the event of a Qualifying Termination occurring in connection with a Change in Control, you will receive: (i) the value of one year of Salary and target Bonus Compensation; and (ii) accelerated vesting of all unvested RSUs, LTIPs, or other equity based compensation awarded to you; or (B) in the event of a Qualifying Termination not associated with a Change in Control, you will receive: (i) the value of nine months of Salary and target Bonus Compensation; and (ii) accelerated vesting of fifty percent of all then unvested RSUs, LTIPs, or other equity based compensation awarded.
“Qualifying Termination” means the termination of your employment by the Company without Cause, or by you with Good Reason.
“Cause” means your (a) willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy or code of conduct that has caused or is reasonably expected to result in material injury to the Company; (b) commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty or moral turpitude or commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or breach of fiduciary duty that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (d) misappropriation of a business opportunity of the Company; (e) provision of material aid to a competitor of the Company; or (f) willful breach of any of your material obligations under any written agreement or covenant with the Company, including with respect to any restrictive covenants.
“Good Reason” means, without your written consent, the occurrence of any of the following: (i) a material reduction of your Base Salary, which the parties agree is a reduction of at least ten percent (10%) of your Base Salary, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach by the Company of this letter agreement or any other written agreement between you and the Company; (iii) the requirement that you report to any person other than the Chief Executive Officer; (iv) a material adverse change in your title, duties, authority, or responsibilities; or (v) relocation of your principal place of work at the Company’s headquarters to a location that increases your one-way commute by more than 35 miles as compared to your then-current principal place of employment at the Company’s headquarters immediately prior to such relocation; provided, however, that in each case, to resign for Good Reason, you must (1) provide written notice to the Company’s CEO or Chief People Officer within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than ninety (90) days after the expiration of the cure period.

8.    Outside Activities. We ask that, if you have not already done so, you disclose to the Company, any and all agreements that may affect your eligibility to be employed by the Company or limit your ability to perform to your fullest potential all duties asked of you by the Company. It is the Company’s understanding that you are not currently bound by any such and you represent such is the case. Moreover, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. The purpose of this consent is to allow the Company to ensure that the outside employment does not create an actual or potential conflict of interest. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and you will not in any way utilize any such information in performing your duties for the Company.

9.    Company Policies. You understand that by accepting employment with the Company you will be expected to conduct yourself in a professional manner and in accordance with the Company’s policies at all times. Such policies include, but are not limited to, the Company’s Anti- Harassment policy, Guidelines for Inappropriate Conduct policy, Code of Conduct, and policies contained in the Company’s Employee Handbook. These policies will be provided at the start of your employment and are also available on the Company’s Intranet. You are also required, as a condition of your employment with the Company, to sign the Company’s standard Conflict of Interest Policy, a copy of which is attached hereto as Exhibit B.

10.    Withholding Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law or authorized by you for your participation in employee benefit programs.

11.    Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, both you and the Company agree to submit such claim to binding arbitration under the auspices of the American Arbitration Association in accordance with its then current Employment Arbitration Rules and mediation procedures (a printed copy of which may be obtained from Human Resources at any time, or which may be viewed online at www.adr.org). Arbitration shall be conducted in the State and County where you rendered services for the Company. The Company and you hereby agree that a judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrator. Otherwise, each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrator rules otherwise based on applicable law. The arbitrator shall apply the same standards a court would apply to award any damages, attorney fees or costs allowed by law. This arbitration provision includes all contractual, common-law and statutory claims, including all claims that the Company may have against you, as well as all claims that you may have against the Company (including the Company’s affiliates, officers, directors and employees). Excluded from this mandatory arbitration provision are: (i) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) sexual harassment claims; and (v) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as California’s Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or, and any unfair labor charge which is to be brought under the National Labor Relations Act). Further, the parties agree that claims must be brought in each party’s personal capacity and not as a representative in any class proceeding. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO SUBMIT DISPUTES TO COURT FOR RESOLUTION.

12.    Entire Agreement. This Offer Letter, the PIIA, the Severance Plan, Conflict of Interest Policy and the LTIP Agreements supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and Jordan as well as you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Offer Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, provided that if any part of the Offer Letter is deemed unenforceable, the offending provision or part thereof shall be deemed severed or reformed so as to make the balance of this Offer Letter enforceable. In the event that the Acquisition is not completed, this Offer Letter and the agreements referenced here will automatically terminate and be of no further force or effect.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing this Agreement, the PIIA and Conflict of Interest Policy. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Employment is also contingent on satisfactory completion of a background check.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

BuzzFeed, Inc.

By: Jonah Peretti
/s/ Jonah Peretti
Title: Founder and CEO

I have read and accept this employment offer: /s/ Christian Baesler

Dated: June 22, 2021

Attachments
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Conflict of Interest Policy

OFFER LETTER ADDENDUM FOR CHRISTIAN BAESLER

Effective as of the first date of your employment, the following addendum (the “Addendum”) confirms an agreement between the undersigned (“you”) and BuzzFeed, Inc., a Delaware corporation (the “Company”) and is incorporated into and forms a part of the Offer Letter, dated {DATE} (the “Offer Letter”) between you and the Company. Signing and complying with this Addendum is a material condition of your employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Equity Awards.

Should the Board of Directors and/or Compensation Committee (as applicable) of the post-closing Company (collectively, the “Surviving Board”) not do one or more of the following: (i) adopt an employee incentive plan (such plan, the “2021 EIP”) promptly (i.e. within 45 days) following closing of the Merger (defined below) and completion of the Acquisition (defined below), (ii) within 45 days following approval of the 2021 Plan, provided that Employee is employed at the time of the plan approval, approve a grant to Employee of RSUs from the 2021 EIP that is equivalent (i.e., applying the conversion rate applicable to outstanding Class A Common Stock provided for in the Merger Agreement) to an initial award of 2,250,000 RSUs on a pre-Merger basis (i.e. as though such RSUs were being granted from the 2015 Employee Incentive Plan) or (ii) within 45 days following the approval of the 2021 Plan, provided that Employee is employed at the time of the plan approval approve a executive long-term incentive plan (“LTIP”) that provides for Employee to be eligible for an annual LTIP eligibility to the employee of $900,000 worth of RSU’s , then, provided that Employee has otherwise satisfied all of Employee’s conditions of employment by Company and is not in violation or breach of any obligation set forth in Employee’s Offer Letter or any duty imposed by law, regulation or professional standard to the Company, Employee shall have the right, as Employee’s sole remedy for the Company’s failure to perform any obligation to Employee under the Offer Letter, this Addendum or otherwise, to exit the organization for “Good Reason” and be provided severance in accordance with the Company severance plan (on a non change-in-control basis).

BUZZFEED, INC.    Employee

By: /s/ Jonah Peretti    /s/ Christian Baesler
Name: Jonah Peretti    Date: June 22, 2021
Title: CEO
Date: June 20, 2021